Exhibit 10.19

SUBSCRIPTION TERMINATION AGREEMENT

THIS SUBSCRIPTION TERMINATION AGREEMENT (this "Agreement") is made and entered into as of this 31st day of May 2020 (the "Effective Date"), by and between Toga Limited, a Nevada corporation (the ''Company"), and Agel Enterprises International Sdn. Bhd., a Malaysian company ("Subscriber" and together with the Company, the "Parties'' and each, a ''Party").

WHEREAS, the Company and Subscriber are parties to that certain Amended and Restated Subscription Agreement, executed on May 4, 2019 (the '"Subscription Agreement"), pursuant to which Subscriber was to purchase, and the Company was to issue, up to 861,423,170 shares (the "Shares") of the Company 's common stock in exchange for a subscription price equal to the Market Price ('·Market Price" shall mean the five-day closing bid price of the Company 's common stock as quoted on OTC Markets during the five clay period immediately preceding delivery of the Purchaser's notice of its election to purchase any of the Offered Shares).

WHEREAS, the Company and Subscriber were parties to that certain original Subscription Agreement entered into on May 7, 2018 (the "Original Subscription Agreement") and subsequently amended and restated on or about May 4, 2019. Pursuant to this Original Subscription Agreement, the Company agreed to sell to Subscriber up to 1,076,752,423 shares (107,675,242 post June 2019 10: I reverse stock split) of its common stock at a price of USD$0.02 per share. Prior to amending and restating the Subscription Agreement, Subscriber purchased 215,329,253 shares (21,532,925 post June 2019 10:1 reverse stock split), leaving a total of up to 861,423,170 shares (86,142,317 post June 2019 10:1 reverse stock split) remaining to be purchased and offered in the Subscription Agreement.

WHEREAS, as of June 2019, Subscriber purchased 216,329,439 shares (21,632,944 post June 2019 l 0:1 reverse stock split) in exchange for payment in an aggregate amount of $5,302,006.09 of the Purchase Price;

WHEREAS, Subscriber did not purchase the balance of 860,422,984 Shares (86,042,298 post June 2019 10:1 reverse stock split) pursuant to the Subscription Agreement; and

WHEREAS, the Parties desire to terminate the Subscription Agreement and waive and relinquish all of their respective rights under the Subscription Agreement, on the te1ms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

l. Termination of the Subscription Agreement. As of the Effective Date, the Subscription Agreement is hereby terminated subject to the tem1s and conditions of this Agreement. Each Party hereby waives and relinquishes any and all rights that such Party may have under the Subscription Agreement. The Subscription Agreement shall have no further force or effect from and after the Effective Date, and the rights of Subscriber with respect to the Shares shall terminate.

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2. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid, void or unenforceable for any reason, that finding shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provision(s) had never been inserted in the Agreement.

3. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5. Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Patty. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Patties and their respective successors and permitted assigns.

7. Further Assurances. Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable to can-y out the provisions of this Agreement and give effect to the transactions contemplated hereby.

8. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall be deemed to constitute one instrument. Delivery of this Agreement by facsimile transmission or electronic mail shall be effective as delive1y of a manually executed counterpart hereof.

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